Exhibit 2.1

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

BETWEEN

ENDO VENTURES LIMITED,

PAR PHARMACEUTICAL, INC.,

MENDHAM HOLDINGS, LLC

AND

THE SELLER RELATED PARTIES

DATED AS OF

APRIL 26, 2018

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Annex A – Definitions

Schedules

Seller Disclosure Schedule

Buyers Disclosure Schedule

Exhibits

Exhibit A – Form of Working Capital Statement

Exhibit B – Accounting Principles

Exhibit C – Allocation Methodology

Exhibit D – Form of Employee Release

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest and Asset Purchase Agreement (this “Agreement”), dated as of April 26, 2018, is entered into between Mendham Holdings, LLC, a Delaware limited liability company (“Seller”), Endo Ventures Limited, an Irish company (“EVL”), Par Pharmaceutical, Inc., a New York corporation (“PPI”) (EVL and PPI are hereinafter each individually referred to as a “Buyer” and, collectively, “Buyers”), and the Seller Related Parties listed on the signature pages hereto (collectively, the “Seller Related Parties”).

RECITALS

A.    Seller owns all of the limited liability company membership interests (the “LLC Interests”) of Somerset Therapeutics, LLC, a Delaware limited liability company (the “Company”).

B.    Immediately before the Closing the Company will dividend to Seller the Distributed Company Assets.

C.    At the Closing Seller will sell to EVL the Distributed Company Assets and sell to PPI the LLC Interests, subject to the terms and conditions set forth herein.

D.    A portion of the cash otherwise payable by Buyers to Seller in connection with this Agreement and the transactions contemplated hereby shall be placed in escrow by Buyers, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement.

E.    Capitalized terms used in this Agreement have the meanings set forth in Annex A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

PURCHASE AND SALE

Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (i) Seller shall sell to EVL, and EVL shall purchase from Seller, the Distributed Company Assets and (ii) Seller shall sell to PPI, and PPI shall purchase from Seller, the LLC Interests, all free and clear of all Encumbrances, for the consideration specified in Section 1.02.

Section 1.02     Purchase Price; Payment of Purchase Price.

(a)    Purchase Price. The aggregate purchase price for the LLC Interests and the Distributed Company Assets shall be $159,250,000 (the “Base Purchase Price”), subject to adjustment pursuant to Section 1.03 (the “Purchase Price”).

(b)    Payment of Purchase Price. The Purchase Price shall be paid by Buyers in immediately available funds by wire transfer at the Closing as follows:

(i)    to the Escrow Agent (to a bank account designated by the Escrow Agent in writing to Buyers prior to the Closing):

(A)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of Seller and the Seller Related Parties set forth in this Agreement and the obligations pursuant to Section 1.03(c)(vi); and

(B)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund” and together, with the Indemnification Escrow Fund, the “Escrow Funds”), to be held for the purpose of securing the obligations of Seller in Section 1.03(c)(vi);

(ii)    to holders of outstanding Indebtedness, if any, that amount of money due and owing from the Company to such holders, as set forth on the Closing Indebtedness Certificate;

(iii)    to third parties that amount of money due and owing from the Company to such third parties as Transaction Expenses, as set forth on the Closing Transaction Expenses Certificate;

(iv)    to the Company, the Bonus Pool Amount; and

(v)    to Seller (to a bank account designated by Seller in writing to Buyers prior to Closing), the Base Purchase Price plus Cash plus or minus the Closing Adjustment calculated in accordance with Section 1.03(a)(ii) less the Escrow Funds, the Indebtedness, the Transaction Expenses, and the Bonus Pool (the “Closing Payment”).

Section 1.03    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At least two (2) Business Days before the Closing, Seller shall prepare and deliver to Buyers (A) a statement, substantially in the form of Exhibit A, setting forth its good faith estimate of Cash and Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Date Balance Sheet”), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”) and (B) a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles attached hereto as Exhibit B.

(ii)    If the Estimated Working Capital exceeds $10 million (the “Maximum Working Capital Threshold”), the “Closing Adjustment” shall be a positive amount equal to the Estimated Working Capital minus the Maximum Working Capital Threshold. If the Estimated Working Capital is less than $8 million (the “Minimum Working Capital Threshold”), the Closing Adjustment shall be a negative number equal to the Estimated Working Capital minus the Minimum Working Capital Threshold.

(iii)    If the Estimated Working Capital (subject to final adjustment pursuant to Section 1.03(b)(ii)) is between $8 million and $10 million inclusive, there shall be no Closing Adjustment.

(b)    Post-Closing Adjustment.

(i)    Within sixty (60) days after the Closing Date, Buyers shall prepare and deliver to Seller (A) a written statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited Closing Date Balance Sheet (without giving effect to the transactions contemplated herein), a calculation of Cash and Closing Working Capital (the “Closing Working Capital Statement”) and (B) a certificate of an officer of a Buyer that the Closing Working Capital Statement was prepared in accordance with the Accounting Principles.

(ii)    The post-closing adjustment shall be an amount equal to the Closing Adjustment calculated as set forth in Section 1.03(a)(ii) but using Closing Working Capital as finally determined in accordance with the provisions of Section 1.03(c) (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyers shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyers an amount equal to the Post-Closing Adjustment. Any Closing Adjustment calculated at Closing on an estimated basis shall be credited against payments due under this Section 1.03(b)(ii), and any overpayment or underpayment of the Closing Adjustment at Closing on an estimated basis shall be refunded to the appropriate party if not otherwise capable of being reimbursed through the Post-Closing Adjustment.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyers and/or Buyers’ accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyers or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyers a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement, and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement and shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyers and Seller shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Statement of

Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyers and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyers, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyers, respectively, bears to the aggregate amount actually contested by Seller and Buyers.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, and judgment on such decision may be entered in any court of competent jurisdiction.

(vi)    Payments of Post-Closing Adjustment.

(A)    If the Post-Closing Adjustment is a negative number, Buyers and Seller shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund (i) to Buyers, the Post-Closing Adjustment, and (ii) to Seller any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Buyers and Seller shall jointly instruct the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Buyers the amount by which the Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund).

(B)    If the Post-Closing Adjustment is a positive number, Buyers shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, (i) pay to Seller the Post-Closing Adjustment and (ii) Buyers and Seller shall jointly instruct the Escrow Agent to disburse to Seller by wire transfer of immediately available funds the entire amount of the Purchase Price Adjustment Escrow Fund.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 1.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.04    Withholding Tax. Buyers shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyers may be required to deduct and withhold under any provision of Tax Law. Except with respect to any compensatory payments, Buyers shall take commercially reasonable efforts to give Seller at least five (5) Business Days’ prior written notice of its intention to make any such deduction or withholding and shall utilize commercially reasonable efforts to cooperate with Seller to mitigate any such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority in accordance with applicable law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Buyers shall furnish Seller official receipts (or copies thereof) or other reasonable evidence showing payment of such Taxes.

Article II

CLOSING

Section 2.01    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the LLC Interests and the Distributed Company Assets contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, NY 10022, or at such other time or on such other date or at such other place as Seller and Buyers may mutually agree upon in writing. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in .PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, and other Closing Deliverables, delivered upon actual confirmation of receipt, with originals (where needed) to be delivered promptly following Closing. The day on which the Closing takes place being the “Closing Date”.

Section 2.02    Closing Deliverables

(a)    Closing Deliverables of Seller At or prior to the Closing, Seller shall deliver to Buyers the following:

(i)    membership interests transfer powers or other instruments of transfer duly executed in blank with all required revenue stamps affixed thereto evidencing the transfer of the LLC Interests;

(ii)    Bill of Sale or other instruments of transfer evidencing the transfer of the Distributed Company Assets;

(iii)    executed versions of the Ancillary Documents (other than this Agreement) duly executed by Seller;

(iv)    a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d) have been satisfied;

(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the management committee of Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)    a certificate of the Secretary or Assistant Secretary of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the management committee of the Company effectuating a distribution of the Distributed Company Assets to Seller and that all such resolutions are in full force and effect;

(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(viii)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes within the meaning of Section 301.7701-3, the first owner of Seller that is not a disregarded entity) is not a foreign person within the meaning of Section 1445 of the Code;

(ix)    resignations of the managers and officers of the Company and revocations of powers of attorney and corporate account authorizations pursuant to Section 5.06;

(x)    a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(xi)    at least two (2) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(xii)    at least two (2) Business Days prior to the Closing, the Closing Indebtedness Certificate and related Payoff Letters;

(xiii)    at least two (2) Business Days prior to the Closing, the Estimated Closing Working Capital Statement;

(xiv)    at least two (2) Business Days prior to the Closing, a written notice setting forth (A) the amount of the Bonus Pool and a calculation of payroll Taxes and any 401-K benefits for which the Company is responsible with respect to the Bonus Pool (the “Bonus Pool Amount”) and, (B) to the extent then determined, the Bonus Recipients and Bonus amounts for each;

(xv)    satisfactory evidence that all Encumbrances set forth in Section 3.09(a) of the Seller Disclosure Schedule have been or will be discharged simultaneously at or prior to the Closing;

(xvi)    unless Buyers have explicitly instructed otherwise pursuant to Section 5.09, evidence satisfactory to Buyers that all 401(k) Plans and 125 Plans have been terminated pursuant to resolution of the management committee of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to the prior review and approval of Buyers), such terminations to be effective as of no later than the day immediately preceding the Closing Date (subject to customary post-closing administrative actions as required to wind up such Plans), and evidence of the taking of any and all further actions as provided in Section 5.09;

(xvii)    all business and other records of the Company, whether paper or electronic, to PPI at the address set forth in Section 10.02;

(xviii)    to the extent received prior to the Closing, Employee Releases duly executed and not revoked by the employees of the Company listed in Section 7.02(g) of the Buyers Disclosure Schedule; and

(xix)    such other documents or instruments as Buyers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)    Closing Deliverables of Buyers. At or prior to the Closing, Buyers shall deliver to Seller the following:

(i)    The Closing Payment;

(ii)    Evidence of payment of the Escrow Funds to the Escrow Agent and such other payments, if any, as set forth in Section 1.02(b)(ii) and (iii);

(iii)    the Ancillary Documents (other than this Agreement) duly executed by Buyers;

(iv)    a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of such Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(vi)    such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.03    Post-Closing Deliverables. No later than two (2) Business Days after the Closing Date, Seller shall deliver to Buyers two (2) complete electronic copies of all documents in the due diligence data room maintained by the Company as of the open of business on the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (without giving effect to the distribution by the Company to Seller of the Distributed Company Assets).

Section 3.01    Organization and Authority of Seller.

(a)    Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the other Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)    The execution and delivery by Seller of this Agreement and any other Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. When each other Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.02    Organization, Authority and Qualification of the Company.

(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(b)    Section 3.02(b) of the Seller Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or licensed or in good standing would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. All actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.03    No Conflicts; Consents.

(a)    The execution, delivery and performance by Seller of this Agreement and the other Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company;

(ii)    subject to compliance with Section 3.03(b), in any material respect conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company;

(iii)    except as set forth in Section 3.03(a) of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which the Company is a party or by which the Company is bound or to which any of its respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Company; or

(iv)    result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

(b)    Except as set forth in Section 3.03(b) of the Seller Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.04    Capitalization.

(a)    Seller is the record and beneficial owner and has good and valid title to the LLC Interests free and clear of Encumbrances. The LLC Interests constitute 100% of the total issued and outstanding limited liability company membership interests in the Company. All of the LLC Interests have been validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, PPI shall own all of the LLC Interests, free and clear of all Encumbrances, except for any restrictions on sales of securities under applicable securities laws.

(b)    The LLC Interests were issued in compliance with applicable Laws. None of the LLC Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    Except as set forth in Section 3.04(c) of the Seller Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests in, or ownership of, the Company or obligating Seller or the Company to issue or sell any membership interests or any other interest in the Company. The Company does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. Other than the Company’s Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LLC Interests.

Section 3.05    Interest in Other Entities. The Company does not have any Subsidiaries or directly or indirectly (i) own, of record or beneficially, any shares of voting stock or any other equity securities of any Person, (ii) have any other ownership or equity or debt interest (excluding accounts receivable that may constitute a debt interest), of record or beneficially, in any Person, or (iii) have any obligation or right, fixed or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make an investment in, any Person or to share any profits or capital investments in any other Person.

Section 3.06    Financial Statements; Undisclosed Liabilities; Indebtedness.

(a)    Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2016 and 2017 and the related statements of income for the years then ended (the “Financial Statements”) are included in Section 3.06(a) of the Seller Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except with respect to the unaudited balance sheets for the absence of footnotes and year-end audit adjustments). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP, consistently applied.

(b)    The Company does not have any material Liabilities, including guarantees by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the Balance Sheet; (ii) Liabilities incurred by it in the ordinary course of business and consistent with past practice since the Balance Sheet Date (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and adequately reflected on the books and records of the Company; (iii) obligations not in default under Contracts entered into by it in the ordinary course of business; and (iv) Liabilities set forth in Section 3.06(b) of the Seller Disclosure Schedule.

(c)    Section 3.06(c) of the Seller Disclosure Schedule sets forth a description of each item of Indebtedness, including (i) the name of the Person to whom such Indebtedness is owed; (ii) the aggregate amount that the Company owes to such Person; (iii) whether such Indebtedness was incurred pursuant to a written or oral agreement; and (iv) whether such Indebtedness is secured by any Encumbrance on any property or asset of the Company. Section 3.06(c) of the Seller Disclosure Schedule also sets forth a description of each loan or advance made by the Company to any Person (“Company Debtor”), including (A) the name of the Company Debtor; (B) the aggregate amount loaned or advanced by the Company to such Company Debtor as of the date hereof; (C) whether such loan or advance was made by the Company pursuant to a written or oral agreement; and (D) whether such loan or advance is secured by any Encumbrance on any property or asset of such Company Debtor.

Section 3.07    Absence of Certain Changes, Events and Conditions. Except as to transactions contemplated by this Agreement, since January 1, 2018:

(a)    there has not been a Material Adverse Effect; and

(b)    except as set forth in Section 3.07 of the Seller Disclosure Schedule, the Company has not taken any action that, if taken after the date hereof, would require Buyers consent under Section 5.01(b).

Section 3.08    Material Contracts.

(a)    Section 3.08(a) of the Seller Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed in Section 3.09(c) of the Seller Disclosure Schedule and all Company IP Agreements listed in Section 3.11(b) of the Seller Disclosure Schedule, being “Material Contracts”), but expressly excluding (i) pricing offer letters to, and purchase orders from, customers in the ordinary course of business consistent with past practice and/or (ii) purchase orders with the Company’s vendors in amounts less than $100,000 in the ordinary course of business consistent with past practice:

(i)    all Contracts that are loan agreements, credit agreements, promissory notes, indentures, bonds, guaranties, letters of credit or other similar agreements;

(ii)    all lease agreements for equipment or other personal property involving annual lease payments of $50,000 or more;

(iii)    any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(iv)    all hedging, swap, derivative, ISDA or similar Contracts;

(v)    all Contracts that are mortgages, pledges, security agreements or other similar agreements;

(vi)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)    any Contract relating to capital expenditures and involving future payments in excess of $50,000;

(viii)    all Contracts for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets of the Company;

(ix)    all Contracts providing for a joint venture, strategic alliance, partnership arrangement, or arrangement involving joint development, joint marketing, or a sharing of profits, losses, costs or liabilities, including any such Contracts that will be terminated prior to the Closing or that has been terminated within twelve (12) months prior to the date of this Agreement;

(x)    all Contracts that are manufacturing, development or supply agreements (whether or not exclusive);

(xi)    all Contracts that are outsourcing arrangements;

(xii)    all distribution, sales representative, reseller or other Contract for distribution of the products or services;

(xiii)    all Contracts that (A) limit or purport to limit the ability of the Company or, to Seller’s Knowledge, any key executive of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) requires the Company to use any supplier or third party for all or substantially all of the Company’s requirements or needs for any product or service, (C) limit or purport to limit the ability of the Company to solicit customers or clients of the other parties thereto, (D) requires the Company to provide to the other parties thereto “most favored nations” pricing or any type of exclusive dealing or other similar arrangement, (E) requires the Company to market or co-market any products or services of a third party, or (F) contains any “take-or-pay” provisions or similar arrangements requiring the Company to make a minimum payment for goods or services from third-party suppliers irrespective of usage;

(xiv)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xv)    all Contracts that are engagement, employment, severance, change of control, retention and similar agreements and Contracts with independent contractors or consultants (or similar arrangements) (but excluding all engagements and Contracts with attorneys, accountants or financial advisers unless such Contracts would create a liability or other obligation for the Company following the Closing);

(xvi)    all collective bargaining agreements or Contracts with any labor organization, Union or association;

(xvii)    all Contracts with any Governmental Authority;

(xviii)    to the extent not disclosed pursuant to any of the clauses above or expressly excluded, all Contracts involving aggregate consideration in excess of $100,000; and

(xix)    all Contracts that are a commitment or agreement to enter into any of the foregoing.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to laws of general application relating to bankruptcy, insolvency and relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. None of the Company or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyers in the due diligence data room maintained by the Company and accurate summaries of all oral Material Contracts, including a description of material terms thereof, are set forth in Section 3.08(b) of the Seller Disclosure Schedule.

(c)    There are no material disputes pending or to Seller’s Knowledge threatened under any Contract, and, to the Knowledge of Seller, no Contracts are the subject of any investigation, inquiry, proceeding or audit by a Governmental Authority.

Section 3.09    Title to Assets; Real Property.

(a)    The Company has good and valid title to, or a valid leasehold interest in, all Real Property and material tangible personal property and other material assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such material tangible personal properties and material assets (including leasehold interests) are free and clear of Encumbrances except as set forth in Section 3.09(a) of the Seller Disclosure Schedule and except for Permitted Encumbrances.

(b)    Except for the Leased Real Property described in Section 3.09(c) below, Section 3.09(b) of the Seller Disclosure Schedule sets forth a list of the tangible properties and assets, real, personal and mixed, used or held for use in the conduct of the business of the Company with an individual value or original purchase price of more than $50,000.

(c)    Section 3.09(c) of the Seller Disclosure Schedule lists (i) the street address of each parcel of Real Property currently leased or subleased by the Company (“Leased Real Property”); (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each Leased Real Property; and (iii) the current use of such property. Section 3.09(c) of the Seller Disclosure Schedule lists all Contracts to which the Company is a party concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts). The Company is not a lessor, sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(d)    The Company does not own any Real Property and has not owned, leased, subleased or operated any real property other than the property it currently leases listed in Section 3.09(c) of the Seller Disclosure Schedule.

Section 3.10    Condition and Sufficiency of Assets. Excluding Inventory, the only items of material tangible personal property of the Company consist of laptop computers and business records. Each of the laptop computers is in good operating condition and repair, and are adequate for the uses to which they are being put (ordinary wear and tear excepted), and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The laptops currently owned or leased by the Company, together with the business records of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and together with the Inventory, Products, Intellectual Property owned or currently licensed by the Company, ANDAs, and Permits constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted, except that the business of the Company, including any continuing employees of the Company, shall relocate to facilities owned by Buyers.

Section 3.11     Intellectual Property.

(a)    Section 3.11(a) of the Seller Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Owned Intellectual Property and other Intellectual Property used in or necessary for the conduct of the Company’s business, including software (other than off the shelf software), that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided or made available to Buyers true and complete copies of all material file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)    Section 3.11(b) of the Seller Disclosure Schedules lists all Company IP Agreements.

(c)    Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Owned Intellectual Property, and has the valid right to use all other material Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor where such independent contractor will have or has had involvement with the design and/or development of Company Owned Intellectual property, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Owned Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Owned Intellectual Property. Seller has provided Buyers with true and complete copies of all such agreements.

(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor, except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)    The Company’s rights in the Company Owned Intellectual Property are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Owned Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    Except as set forth in Section 3.11(f) of Seller Disclosure Schedule, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate in any material respect the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Owned Intellectual Property.

(g)    Except as set forth in Section 3.11(g) of Seller Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or to Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned Intellectual Property or the Company’s rights with respect to any Company Owned Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company Owned Intellectual Property. The Company is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Owned Intellectual Property.

(h)    Neither the Company nor any employee of the Company, is or has been a member of or participated in the work of any standard setting organization, standard development organization, or patent pool, or may otherwise be obligated to license any Company Intellectual Property on “reasonable and non-discriminatory” terms or “fair, reasonable, and non-discriminatory” terms or to grant a non-assert or a covenant not to sue in relation to Company Intellectual Property.

Section 3.12    Inventory. All inventory (“Inventory”) of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Balance Sheet. All such Inventory is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether active pharmaceutical ingredients or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and all finished goods Inventory (but expressly excluding active pharmaceutical ingredients) shall have, at Closing, a remaining shelf life greater than fourteen (14) months.

Section 3.13    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 150 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied.

Section 3.14    Customers and Suppliers.

(a)    Section 3.14(a) of the Seller Disclosure Schedule sets forth (i) the top ten (10) customers (by gross sales) of the Company for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of gross sales billed to each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.14(b) of the Seller Disclosure Schedule sets forth (i) the top ten (10) suppliers of goods or services (by gross purchases) to the Company for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases billed from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(c)    Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, the Company does not have any sole-source supplier of significant goods or services related to its business (other than utilities) with respect to which practical alternative sources are not reasonably available on equivalent terms and conditions.

Section 3.15     Insurance. Section 3.15 of the Seller Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been placed in the due diligence data room maintained by the Company. Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies have not been subject to any lapse in coverage. The Company is not in material default under, and has not otherwise failed to comply, in any material respect, with any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all Contracts to which the Company is a party or by which it is bound. Except as set forth on Section 3.15 of the Seller Disclosure Schedule, there are no material claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.16    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, since January 1, 2014, there have been no Actions pending or threatened in writing (i) against or by the Company affecting any of its properties or assets; or (ii) against the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that would serve as a reasonable basis for any such Action.

(b)    Other than Permits, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.17    Compliance With Laws; Permits.

(a)    Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, the Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)    All Permits that are material for the conduct of the Company’s business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Section 3.17(b) of the Seller Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Seller Disclosure Schedule.

Section 3.18    Regulatory Matters.

(a)    Section 3.18(a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the Products, including the dosage form, active ingredient and strength of each such Product. In respect of the Products, Section 3.18(a) of the Seller Disclosure Schedule sets forth (i) a description of the regulatory status thereof (as of the date hereof), including the pending or approved Abbreviated New Drug Applications (“ANDAs”) that the Company has submitted to FDA in respect of such Products (“Filed ANDAs”); and (ii) whether the particular regulatory status has been presented to the FDA or any other Governmental Authority under the name of the Company or under the name of another Person. No clinical trials have been conducted by or on behalf of the Company with respect to the Products.

(b)    Copies of the Filed ANDAs and any other material filings or submissions made by the Company with the FDA or any other Governmental Authority in connection with the Products (i) were reviewed before filing by an employee of the Company’s contract developer who is knowledgeable about the contents of the filing and, were true and accurate when filed (subject to correction, amendment or supplementation by subsequent filings as required by the FDA or other Governmental Authority), and were made in good faith upon the best information reasonably available to the Company; and (ii) have been placed in the due diligence data room maintained by the Company. Nothing herein shall be deemed a representation or warranty that any marketing approval with respect to a Filed ANDA shall be granted by the FDA.

(c)    All of the Products tested, produced, manufactured, labeled, packaged, shipped, imported, or exported, whether for research and development, storage and handling, or distribution and sale (and the preparation thereof), by the Company, including all component ingredients and packaging and labeling materials, comply in all material respects with all Laws relating to their research, development, safety, manufacture, labeling, packaging, storage, handling, distribution, import, export and stability testing.

(d)    No Commercial Products in process or in Inventory are, and no such Commercial Products manufactured, packaged, distributed, imported or exported by the Company at the time of delivery were, “adulterated” or “misbranded” within the meaning of the FDCA or similar Laws, nor did any such Product constitute an article prohibited from introduction into interstate commerce.

(e)    To the Knowledge of Seller, there exists no set of facts (i) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any Commercial Product, including all component ingredients and packaging and labeling materials, (ii) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension, by order of any court of law, of any Commercial Product or (iii) which could otherwise cause the Company to recall, withdraw, or suspend any such Commercial Product from the market due to safety or effectiveness concerns or a change in regulatory status of any such Product by the FDA or any other Governmental Authority.

(f)    To the Knowledge of Seller, there are no material defects in the designs, specifications, process or manufacture with respect to any Commercial Product, including all component ingredients and packaging and labeling materials, that is reasonably likely to give rise to any Losses or that will cause such Product to not be useable as intended, shipped, distributed, imported or exported.

(g)    Except as set forth in Section 3.18(g) of the Seller Disclosure Schedule, since February 1, 2013, neither the Company nor to the Knowledge of Seller any of the manufacturers of the Products, have received from the FDA or any other Governmental Authority any notice of adverse findings, FDA Form 483s, notices of violations, warning letters, clinical holds, civil or criminal proceeding notices, or notices of investigation under the FDCA, or other similar communication from the FDA or any other Governmental Authority regarding the Products, and there have been no seizures or suspensions conducted or threatened by the FDA or any other Governmental Authority.

(h)    Since the first shipment by the Company to a customer of a Commercial Product, the Company has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any market withdrawal or replacement, field notification, safety alert, warning or other similar notice or action relating to the alleged lack of safety or efficacy of any of the Products or any alleged product defect or violation including misbranding or adulteration, and to the Knowledge of Seller, neither the FDA or any other Governmental Authority has initiated, conducted or intends to initiate any such notice or action.

(i)    All fees related to any Products or their respective ANDAs under the FDCA have been paid in full.

(j)    To the Knowledge of Seller, there are no facts or circumstances which are reasonably likely to cause (i) a material change in the marketing classification of any Commercial Products or (ii) a termination or suspension of marketing authorization or clearance of any such Commercial Products, or clinical trials being conducted by or on behalf of the Company.

(k)    Seller has not received written (including electronic) notice from FDA that it is deferring, or has deferred, substantive scientific review of one or more of Seller’s applications and/or is proceeding to withdraw approved applications pursuant to FDA’s Application Integrity Policy set forth in FDA’s notice entitled “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities; Final Policy” (the “AIP Policy”) and to Seller’s Knowledge, no set of facts exist which could reasonably be expected to furnish a basis for FDA to subject Seller, any Product, the manufacturer of any Product, or any of the Filed ANDAs to the AIP Policy.

Section 3.19    Environmental Matters.

(a)    The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Seller Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that could reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(d)    The Company has not received any Environmental Notice for Liabilities related to the treatment, storage and disposal of Hazardous Materials at a third-party location.

(e)    Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f)    The Company has made available to Buyers in the due diligence data room and listed in Section 3.19(f) of the Seller Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(g)    The Real Property is not subject to ISRA.

Section 3.20    Employee Benefit Matters.

(a)    Section 3.20(a) of the Seller Disclosure Schedule contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is, or within the last six (6) years has been, maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyers or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Seller Disclosure Schedule, each, a “Benefit Plan”). If applicable, the Company has separately identified in Section 3.20(a) of the Seller Disclosure Schedule each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)    With respect to each Benefit Plan, Seller has placed in the due diligence data room maintained by the Company accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance in all material respect with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Seller nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)    Except as set forth in Section 3.20(d) of the Seller Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or any tax or penalty under Sections 4975 or 4980 of the Code or the Patient Protection and Affordable Care Act of 2010, as amended, or (ii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    None of the Benefit Plans are (i) “multiemployer plans” within the meaning of Section 3(37) of ERISA, (ii) “multiple employer plans” within the meaning of Section 413(c) of the Code or “multiple employer welfare arrangements” (as defined in Section 3(40) of ERISA) or (iii) subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA.

(f)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyers, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor any of its Affiliates has any commitment or obligation and except as disclosed in Section 3.20(f) of the Seller Disclosure Schedule, neither has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)    Except as set forth in Section 3.20(g) of the Seller Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)    There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)    Except as set forth in Section 3.20(k) of the Seller Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.21    Employment Matters.

(a)    Section 3.21(a) of the Seller Disclosure Schedule contains a list of all persons, except for any Seller Related Parties or Arshad Kagalwalla, who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or will be accrued in full on the Closing Date Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)    The Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and during the past three (3) years has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Seller Disclosure Schedules, there have been no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)    The Company has complied with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.

(e)    To the Knowledge of Seller, no employee is a party to or otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than the Company) that in any way will limit or affect (i) the performance of his duties as an employee of the Company after the Closing or (ii) the ability of the Company to conduct the business as presently conducted after the Closing.

Section 3.22    Taxes.

(a)    All material Tax Returns, if any, required to be filed on or before the Closing Date by or with respect to the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by or with respect to the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, including income, social security, unemployment insurance, sales, excise, use and other Taxes, and complied, in all material respects, with all information reporting and backup withholding provisions of applicable Law.

(c)    No written claim has been received by the Company made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 3.22(f) of the Seller Disclosure Schedule sets forth:

(i)    those years for which examinations for which the Company has received written notice by the taxing authorities have been completed; and

(ii)    those taxable years for which examinations for which the Company has received written notice by taxing authorities are presently being conducted.

(g)    All Tax deficiencies asserted, or Tax assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully paid or finally settled.

(h)    During the past three (3) years, the Company has not been a party to any Action with respect to Taxes by any Governmental Authority. There are no pending or to the Knowledge of Seller threatened Actions against the Company with respect to Taxes made by any Governmental Authority.

(i)    Seller has placed in the due diligence data room maintained by the Company copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    The Company has no Liability for Taxes of any Person (other than the Company) as transferee or successor, by contract or otherwise.

(m)    Section 3.22(m) of the Seller Disclosure Schedule sets forth all non-U.S. jurisdictions in which the Company is subject to Tax, is engaged in trade or business for Tax purposes, or has a permanent establishment.

(n)    The Company has (i) in its possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of sales and use Taxes required to be collected and paid over by the Company and regarding all exempt transactions by the Company for all periods open under the applicable statute of limitations, and (ii) maintained all such records and supporting documents in material compliance with all sales and use Tax statutes and regulations applicable thereto.

(o)    Neither Seller nor the Company has filed an election with the Internal Revenue Service or any state or local Governmental Authority to have the Company be classified as an association subject to Tax as a corporation for U.S. federal and applicable state and local Tax purposes and the Company is (and has been at all times since formation) treated as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(c)(2) and all applicable state and local Tax Laws for U.S. federal and applicable state and local Tax purposes respectively.

(p)    This Section 3.22 and Section 3.20 contain the sole and exclusive representations and warranties with respect to Tax matters of the Company.

Section 3.23    Absence of Certain Business Practices.

(a)    Neither the Company nor any manager, officer, employee, consultant or agent of the Company has directly or indirectly in violation of any applicable Law paid, offered or authorized any bribe, influence payment, kickback, or other improper contribution (whether in the form of money, services, or gifts and entertainment in excess of reasonable and customary business practices) to any Government official for the purpose of (i) obtaining or retaining business for the Company, (ii) securing any improper advantage for the Company, (iii) influencing any act, decision or failure to act by a Government official in his or her official capacity, or (iv) inducing a Government official to use his or her influence with a Governmental Authority to affect any act or decision of such Governmental Authority. The Company has not established or maintained any material fund or asset that has not been recorded in the books and records of Seller.

(b)    There is no pending or, to the Knowledge of Seller, threatened, Action against the Company, nor is there any order, injunction, judgment, decree, debarment, ruling, writ, assessment or award imposed (or, to the Knowledge of Seller, threatened to be imposed) upon the Company by or before any Governmental Authority, in each case, in connection with an alleged violation of applicable Law relating to illegal payments and gratuities.

(c)    To the Knowledge of Seller, none of Company’s manager, officers, employees, consultants or agents have in relation to the discharge of their duties to the Company committed any criminal or unlawful act involving dishonesty; any material breach of trust; or any intentional breach of contract or statutory duty or any tortious act involving dishonesty or moral turpitude which could be materially adverse to the Company or to the Knowledge of Seller are the subject of any investigation (including any criminal investigation), inquiry, process or request for information in respect of any aspect of their activities on behalf of the Company, by any Governmental Authority or by any organization charged with the supervision of any activities from time to time of the Company, and, to the Knowledge of Seller, no such procedures are pending or threatened.

Section 3.24     Related Party Transactions. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, no executive officer, member of the management committee, or member of the Company (or any of such person’s immediate family members or Affiliates or associates) is, or has been during the past three (3) years, a party to any Contract with or binding upon the Company or any of its assets, rights or properties (other than Benefit Plans disclosed in Section 3.20(a) of the Seller Disclosure Schedule) or has any interest in any property owned by the Company, other than such person’s compensation and benefits for services rendered to the Company.

Section 3.25    Bank Accounts; Corporate Accounts; and Powers of Attorney. Section 3.25 of the Seller Disclosure Schedule sets forth a true and complete list showing the names of all:

(a)    banks in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon and who have access thereto;

(b)    credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto;

(c)    cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and

(d)    Persons holding powers of attorney from the Company.

There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank or corporate accounts, except as set forth in Section 3.25 of the Seller Disclosure Schedule.

Section 3.26     Brokers. Except for Torreya Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or Seller.

Section 3.27    Exclusivity of Representations and Warranties. The representations and warranties of Seller contained in this Article III are the only representations and warranties made by Seller or any of its Representatives in connection with this Agreement and the transactions contemplated hereby and expressly supersede any and all previous written and oral statements, if any, made by Seller or any of its Representatives. The Seller expressly disclaims any other representations and warranties of any kind or nature, express or implied.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01    Organization and Authority of Buyer.

(a)    Buyer is a corporation duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into this Agreement and the other Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)    The execution and delivery by Buyer of this Agreement and any other Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties to this Agreement) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. When each other Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.02    No Conflicts; Consents.

(a)    The execution, delivery and performance by Buyers of this Agreement and the other Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, constitution or other Organizational Documents of Buyers;

(ii)    conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers; or

(iii)    require the consent, notice or other action by any Person under any Contract to which a Buyer is a party.

(b)    No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyers in connection with the execution and delivery of this Agreement and the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04    Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05    Legal Proceedings. There are no Actions pending or, to Buyers’ knowledge, threatened against or by Buyers or any Affiliate of Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that would serve as a reasonable basis for any such Action.

Section 4.06    Purchase for Investment. PPI is acquiring the LLC Interests for investment for its own account and not with a view to, or for sale in connection with any distribution thereof. PPI (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the LLC Interests and is capable of bearing the economic risks of such investment. PPI is an informed and sophisticated purchaser, and has engaged expert advisers, experienced in evaluation and purchase of investments such as the LLC Interests as contemplated hereunder.

Section 4.07    Investigation. Each Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (b) to its knowledge, has been furnished with or given full access to such key employees, documents, facilities and other information about the Company and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. In connection with Buyer’s investigation of the Company, Buyer or Buyer’s Representatives have received from or on behalf of Seller certain estimates and projections of the Company for the fiscal year 2018 and for subsequent fiscal years, certain forecasts and certain business plan information for such fiscal year and subsequent fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it. Buyer acknowledges and agrees that representations and warranties of Seller contained in Article III are the only representations and warranties made by Seller.

Article V

COVENANTS

Section 5.01    Conduct of Business Prior to the Closing.

(a)    From the date hereof until the Closing, or such earlier date of termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, conduct the business of the Company in the ordinary course of business consistent with past practice, except for matters of first impression, which matters will be conducted consistent with industry practice; and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(i)    cause the Company to use all commercially reasonable efforts to preserve and maintain all of its Permits;

(ii)    cause the Company to pay its Indebtedness and Taxes when due, and other obligations in the ordinary course consistent with past practices, except for matters of first impression, which matters will be conducted consistent with industry practice;

(iii)    cause the Company to maintain the material properties and assets owned, operated or used by the Company in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and damage by casualty excepted;

(iv)    cause the Company to maintain Inventory at a level that is commercially reasonable and sufficient to satisfy customer orders and written forecasts provided by its customers consistent with past practice and not engage in any program, activity, or other action (including any rebate, discount, chargeback or refund policy or practice) that would reasonably be expected to result, directly or indirectly, in customer purchases that are significantly in excess of normal customer purchasing patterns consistent with past practice during the last twelve (12) months;

(v)    cause the Company to continue in full force and effect without modification by the Company, all material Insurance Policies, except as required by applicable Law; provided that Seller may cause the Company to procure replacement Insurance Policies providing coverage equal to or greater than the coverage of the Insurance Policies being replaced and for substantially similar or lower premiums;

(vi)    cause the Company to use commercially reasonable efforts to defend and protect its properties and assets from infringement or usurpation;

(vii)    cause the Company to perform, in all material respects, all of its obligations under all Material Contracts relating to or affecting its properties, assets or business;

(viii)    cause the Company to maintain its books and records in accordance with past practice; and

(ix)    cause the Company to comply in all material respects with all applicable Laws.

(b)    During the period commencing with the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed) or as specifically contemplated by this Agreement, the Company shall not:

(i)    amend the Company’s Organizational Documents;

(ii)    issue, sell or grant any membership interests or other equity or equity-related interest;

(iii)    issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any membership interests or other equity interest, profits interest, phantom equity or equity-related interest;

(iv)    (A) declare, set aside or pay any dividend or any distribution of Company assets other than Cash, (B) redeem, purchase or otherwise acquire directly or indirectly any equity securities of Company; or (C) split, combine or reclassify any membership interests or equity securities of Company;

(v)    make any expenditure or enter into any commitment or transaction exceeding $100,000 individually, but expressly excluding customer orders or pricing offers;

(vi)    except as provided in Section 7.02(g), enter into any new, or terminate or renew, or amend, waive, modify or violate in any material respect the terms of any Material Contract (or any Contract that would have been a Material Contract had such Contract been entered into prior to the date hereof);

(vii)    (A) transfer or license to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person with a value in excess of $100,000 in any individual case, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (D) terminate, fail to renew, abandon, cancel, let lapse, or fail to continue to prosecute or defend any material Company Intellectual Property;

(viii)    except as set forth in Section 5.01(b) of the Seller Disclosure Schedule or as required by applicable Law, or by any applicable contract or Benefit Plan existing on the date hereof, enter into any new, or amend, terminate, renew or fail to maintain any existing, employment, severance, consulting or salary continuation agreements, Benefit Plan or any other plan, agreement or arrangement that would be a Benefit Plan if in effect as of the date hereof, with or for the benefit of any employee;

(ix)    other than Bonuses pursuant to Section 5.10, grant or agree to grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any employee, consultant or director except for increases to employees in the ordinary course of business and except as provided for in any contracts or plans in effect on the date hereof;

(x)    except in the ordinary course of business, hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company, provided, however, that Seller shall provide Buyers with prior written notice of any such hiring or termination and each current or future employee, if any, shall be and remain an “at will” employee as of the Closing Date;

(xi)    acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquire any material assets in excess of $50,000, other than Inventory, in the ordinary course of business;

(xii)    enter into any Contract to purchase or sell any interest in real property or grant any security interest in Real Property;

(xiii)    except as set forth in Section 5.01(b) of the Seller Disclosure Schedule, incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Encumbrance over any of its assets;

(xiv)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice, except for matters of first impression, which matters will be conducted consistent with industry practice;

(xv)    except as set forth in Section 5.01(b) of the Seller Disclosure Schedule with respect to Wintac, grant any loans to others or purchase any debt securities of others or amend the terms of any outstanding loan agreement;

(xvi)    engage in or enter into any material transaction or commitment, or relinquish any material right outside the ordinary course of business consistent with past practice, except for matters of first impression, which matters will be conducted consistent with industry practice;

(xvii)    initiate or settle any litigation involving (A) a payment in any one individual matter in excess of $200,000, except as otherwise covered by insurance; provided that any such settlement is for monetary damages only and the Company obtains a full release of all claims underlying the litigation or (B) patent or other Intellectual Property;

(xviii)    except with respect to any related party transactions, pay, discharge or satisfy, in an amount in excess of $200,000 individually, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

(xix)     except as required by applicable Law, make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a material Tax refund or file any amended Tax Return with respect to the Company, unless such amended Tax Return has been provided to Buyers for review within a reasonable period prior to the due date for filing and Buyers has consented to such filing (which consent shall not be unreasonably withheld, conditioned or delayed);

(xx)    except as required by applicable Law or GAAP, adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete Inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(xxi)    take any willful action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would delay their satisfaction;

(xxii)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xxiii)    offer to discuss entering into, negotiate entering into, authorize the entrance into, or enter into any Contract to do any of the foregoing.

Section 5.02    Access to Information.

(a)    Subject to the Terms of the Confidentiality Agreement, from the date hereof until the Closing, Seller shall, and shall cause the Company to, (i) afford Buyers and their Representatives, upon reasonable advance notice, reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts, purchase orders, and other documents and data related to the Company; (ii) furnish Buyers and their Representatives with such financial, operating and other data and information related to the Company as Buyers or any of their Representatives may reasonably request; (iii) hold two (2) meetings a month with Buyers and their Representatives to update Buyers on the Company’s business and operations; and (iv) instruct the Representatives of Seller and the Company to cooperate with Buyers in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. Notwithstanding the foregoing, the Seller and the Company shall not have any obligation to provide Buyers with any access or information which after being advised as such by legal counsel, the Seller concludes in good faith cannot be disclosed without (x) violating applicable Law or other obligations of confidentiality, (y) contravening any Contract to which the Company is a party, or (z) violating the attorney-client privilege; provided however, that the Seller shall notify the Buyers that such information cannot be disclosed and the reasons therefor and shall use reasonable commercial efforts to pursue a legally permissible method of providing such disclosure. No investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(b)    Representatives of Buyers shall be entitled to hold meetings and conferences during normal working hours with the Company’s employees upon reasonable advance notice to the Company, to explain and answer questions about the conditions, policies and benefits of employment in Buyers’ organization. Further, the Company shall cooperate with Buyers in communicating to the Company’s employees any information concerning employment in Buyers’ organization and shall encourage the Company’s employees to remain in the employment of the Company after the Closing. The Company shall be entitled to have one or more Representatives attend all such meetings. Any meetings or conferences pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company.

Section 5.03    No Solicitation of Other Bids.

(a)    Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, entertain, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, equity exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of any membership interests or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)    In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within 48 hours after receipt thereof by Seller or its Representatives) advise Buyers orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, but not the identity of the Person making the same.

(c)    Seller agrees that the rights and remedies for non-compliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.

Section 5.04    Reasonable Best Efforts; Anti-Trust Filing.

(a)    From the date hereof until the Closing, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to expeditiously satisfy the closing conditions set forth in Article VII and consummate the transactions contemplated by this Agreement as soon as reasonably practicable. If all of the conditions to a party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close. Without limiting the foregoing, Seller shall, and shall cause its Affiliates to: (i) give all notices to, and use their commercially reasonable efforts to obtain, on or prior to the Closing, all consents from, all Persons that are described in Section 3.03(a) of the Seller Disclosure Schedule; (ii) give all notices to, and make all filings with and applications and submissions to, all Governmental Authorities and other Persons that are described in Section 3.03(b) of the Seller Disclosure Schedule as promptly as reasonably practicable; (iii) provide all such information concerning such party and its officers, directors, employees, trustees and Affiliates as may be necessary or reasonably requested by another party in connection with the foregoing; and (iv) subject to subsections (b) and (c) of this Section 5.04, avoid the entry of, or take commercially reasonable efforts to have vacated or terminated, any Governmental Order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, including defending through litigation any claim asserted in any court by any Governmental Authority or other Person.

(b)    Notwithstanding the foregoing, the general requirements of Section 5.04 shall not apply to any filing required under the HSR Act and the specific requirements of subsections (b) and (c) of this Section 5.04 shall control. The parties acknowledge that the transactions contemplated by this Agreement will require a filing under the HSR Act and, therefore, each party that is so required under the HSR Act (each, a “Filing Party”) shall file or cause to be filed with the FTC and the Antitrust Division, as promptly as practicable after the execution and delivery of this Agreement, all reports and other documents required to be filed by such Filing Party under the HSR Act in connection with the transactions contemplated hereby. Buyers shall pay the filing fee payable in connection with the filing under the HSR Act. Each Filing Party shall cooperate with each other Filing Party to complete all reports and other documents referred to in the preceding sentence. Unless and until this Agreement is terminated in accordance with Article IX, each Filing Party shall (i) subject to Section 5.04(c) below, promptly comply with, or cause to be complied with, a request from any Governmental Authority for additional information concerning the transactions contemplated hereby, in each case so that any HSR Act waiting period applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the date hereof; (ii) promptly notify the other Filing Party of any written communication to such Filing Party or its Affiliates from any Governmental Authority regarding the transactions contemplated by this Agreement and, subject to applicable Law, permit the other Filing Party to review in advance any proposed written communication in response to any of the foregoing; (iii) not participate, or permit any of its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigations or inquiries concerning this Agreement unless it consults with the other Filing Party in advance and, to the extent permitted by such Governmental Authority, gives the other Filing Party the opportunity to attend and participate in such meeting; and (iv) promptly furnish the other Filing Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such Filing Party and its Affiliates and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement, provided, however, that to the extent any of the documents or information are commercially or competitively sensitive, Seller or Buyers as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside anti-trust counsel, with the understanding and agreement that such anti-trust counsel shall not share such documents with its client.

(c)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyers (or any of their Affiliates) have any obligation to (and in no event shall Seller or any of its Affiliates without the prior written consent of Buyers), for the purpose of obtaining any consent or approval under any Antitrust Law: (i) comply with a request for additional information and documents or civil investigative demand issued by any state or federal agency; (ii) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or other disposition of, or restriction on, any assets, businesses, services or products of Buyers (or any of their Affiliates) or the Company or any aspect of its business; (iii) terminate any existing relationships or contractual rights of Buyers or any of their Affiliates or of the Company or amend or terminate any licenses or other intellectual property agreements of Buyers or any of their Affiliates or of the Company or any aspect of its business; (iv) accept any operational restrictions or limitations on the business of Buyers or any of their Affiliates or on the Company or any of its assets or any aspect of its business or undertake any other form of behavioral remedy; or (v) contest and resist any action relating to any Antitrust Law, including any legislative, administrative or judicial action, or to have vacated, lifted, reversed or overturned any Antitrust Order that restricts, prevents or prohibits (or seeks to restrict, prevent or prohibit) the consummation of the transactions contemplated by this Agreement under any Antitrust Law.

Section 5.05     Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyers in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyers’ receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement in connection with the satisfaction of the condition set forth in Section 7.02(a) or Buyers’ right to terminate this Agreement pursuant to Section 9.01(b)(i); provided however, in the event any amendment or supplement to the Seller Disclosure Schedule would result in the condition to Closing set forth in Section 7.02(a) to not be met and Buyers choose to consummate the transaction, Buyers shall be deemed to have irrevocably waived any right to indemnification pursuant to Article VIII with respect to such amended or supplemented information.

Section 5.06     Resignations; Powers of Attorney and Account Revocations.

(a)    Seller shall deliver to Buyers written resignations, effective as of the Closing Date, of the officers and members of the management committee of the Company requested by Buyers at least five (5) Business Days prior to the Closing.

(b)    Seller shall deliver to Buyers power of attorney and corporate account revocations, effective as of the Closing Date, requested by Buyers at least five (5) Business Days prior to the Closing.

Section 5.07     Confidentiality. From and after the Closing, Seller and the Seller Related Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller or the Seller Related Parties, any of their Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller or the Seller Related Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or the Seller Related Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or the Seller Related Parties, as the case may be, shall promptly notify Buyers in writing and shall disclose only that portion of such information which Seller or the Seller Related Parties is advised by its counsel in writing is legally required to be disclosed, provided that Seller or the Seller Related Parties, as the case may be, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary herein contained Seller and the Seller Related Parties and their Affiliates shall have the right to use and disclose such information to the extent necessary in connection with any audit or governmental investigation or in connection with any third party claim, or in connection with any dispute arising under or in connection with this Agreement.

Section 5.08    Non-competition; Non-solicitation.

(a)    For a period of three (3) years commencing on the Closing Date for each Commercial Product and for a period of three (3) years commencing on the date of ANDA final approval by the FDA for each Pipeline Product, neither Seller nor the Seller Related Parties shall, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller or the Seller Related Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to prohibit or prevent Anu Radha Subramanian (“Anu”) or Ilango Subramanian (“Ilango”) from being employed in a professional capacity by any Person (including any Person engaged in a Restricted Business) so long as Anu or Ilango, as the case may be, does not participate or perform any services in connection with the design, development, marketing or sale of a Product listed in Section 5.08(a) of the Seller Disclosure Schedule and does not own or control any Person engaged in a Restricted Business; provided however, that after six (6) years from the Closing Date, Anu and/ or Ilango may invest in, own or control any Person engaged in a Restricted Business provided that with respect to any Pipeline Products that are still subject to the restrictions as set forth above, neither Anu nor Ilango will participate or perform any services in connection with the design, development, marketing or sale of such Product.

(b)    For a period of three (3) years from the Closing Date, neither Seller nor the Seller Related Parties shall, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or any employee of the Company’s contract manufacturer Wintac, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically or intentionally to any such employees; provided that nothing in this Section 5.08(b) shall prevent Seller, the Seller Related Parties or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyers or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    Seller and the Seller Related Parties, each, acknowledge that a breach or threatened breach of this Section 5.08 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)    Seller and the Seller Related Parties, each, acknowledge that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court or arbitrator is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.09    Termination of 401(k) Plans and 125 Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Benefit Plans intended to include an arrangement under Section 401(k) of the Code (each, a “401(k) Plan”) and any and all Benefit Plans intended to meet the requirements of Section 125 of the Code (each, a “125 Plan”) (unless Buyers provide written notice to the Company that any or all such 401(k) Plans or 125 Plans shall not be terminated). Unless Buyers provide such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Buyers with evidence that each 401(k) Plan and each 125 Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the management committee of the Company or such ERISA Affiliate, as the case may be, provided that the administrative steps necessary to wind up such Plans may be completed after the Closing Date. The form and substance of such resolutions shall be subject to the prior review and approval of Buyers. Subject to all applicable Law the Company shall also take such other actions in furtherance of terminating each 401(k) Plan and each 125 Plan as Buyers may reasonably require. Notwithstanding anything to the contrary in this Agreement, in the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be included in third-party expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Buyers no later than five (5) Business Days prior to the Closing Date.

Section 5.10    Bonus Pool. The Company intends to reserve and establish a bonus and severance pool (“Bonus Pool”) for purposes of compensating certain of the Company’s employees and/or consultants for severance payments and prior services rendered to the Company. At least two (2) Business Days prior to the Closing, Seller shall provide Buyers with the aggregate amount of the Bonus Pool and a calculation of payroll Taxes and any 401-K benefits for which the Company is responsible with respect to the Bonus Pool. At or shortly after the Closing, Seller shall provide Buyers with a list setting forth the names of each such employee/consultant (“Bonus Recipient”), and the amount of each person’s respective bonus, severance payment, and 401-K benefits (each a “Bonus”). Any Bonuses to be paid to such Bonus Recipients shall be paid by the Company at, or promptly following the Closing, from an amount set aside and paid to the Company from the Purchase Price in accordance with Section 1.02(b)(iv), and shall be payable through the Company’s payroll system or by check, subject to applicable withholding Taxes.

Section 5.11    Books and Records.

(a)    In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to the Closing, or arising out of or in connection with this Agreement, or for any other reasonable purpose (including, without limitation, the preparation of all Tax Returns, or tax or other governmental audits or investigations), for a period of seven (7) years after the Closing, Buyers shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyers or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyers or the Company reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)    Neither Buyers nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.11 where such access would violate any Law.

Section 5.12    Public Announcements. Each party shall share with the other party any public announcements in respect of this Agreement or the transactions contemplated hereby and consider any comments received from such other party but shall not be obligated to incorporate such comments into its public announcements. The parties shall cooperate as to the timing and contents of any such announcements.

Section 5.13     Transition Services; Further Assurances.

(a)    For a period of six (6) months following the Closing, Veerappan Subramanian shall assist with the transition of the Company and the business of Wintac as reasonably requested by Buyers. Such assistance shall include no more than three (3) trips to the Wintac facility in India. All reasonable out-of-pocket costs and expenses of Dr. Subramanian shall be paid by Buyers.

(b)    Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI

TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Except as may be required by Law, without the prior written consent of Buyers, which consent shall not be unreasonably withheld, delayed or conditioned, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not (i) make, change or rescind any Tax election of the Company; (ii) amend any Tax Return of the Company (except in connection with the settlement of a Tax Claim pursuant to Section 6.05); or (iii) take any action, omit to take any action or enter into any other transaction that would have effect of increasing the Tax liability or reducing any Tax asset of Buyers or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyers are to have no liability for any Tax with respect to any Pre-Closing Tax Period resulting from any action or omission of Seller, the Company (prior to the Closing Date), its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyers (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)    Except as may be required by Law, from and after the Closing, without prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, Buyers shall not, and shall not permit any of their Affiliates (including the Company) (and their respective Representatives shall not) (i) make, change or rescind any Tax election with respect to the Company that relates to a Pre-Closing Tax Period; (ii) amend any Tax Return of the Company filed with respect to a Pre-Closing Tax Period (except in connection with the settlement of a Tax Claim pursuant to Section 6.05); (iii) initiate any voluntary disclosure with respect to any Pre-Tax Closing Period; (iv) voluntarily approach a Governmental Authority with respect to a Pre-Tax Closing Period; (v) waive or extend any statute of limitations with respect to a Pre-Closing Tax Period for the assessment or collection of any Tax of the Company; or (vi) take any action or omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, Seller or any Seller Related Party in respect of any Pre-Closing Tax Period or could reasonably be expected to adversely impact Seller or a Seller Related Party (including resulting in any indemnification obligation owing by Seller under this Agreement). Buyers agree that Seller and the Seller Related Parties are to have no liability for any Tax resulting from any such action or omission of Buyers, the Company and any of their respective Affiliates, and agrees to indemnify and hold harmless Seller and Seller Related Parties against any Losses incurred by Seller or Seller Related Parties attributable to or resulting therefrom.

(c)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one half by Seller and one half by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary).

Section 6.02    Tax Indemnification. Except to the extent treated as a Current Liability in the calculation of Closing Working Capital, Seller and the Seller Related Parties, jointly and severally,

shall indemnify each Buyer Indemnitee and hold them harmless from and against (without duplication) (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (ii) any Loss attributable to any breach by Seller or Seller’s violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (iii) all Taxes of the Company for all Pre-Closing Tax Periods; (iv) all Taxes of Seller for all taxable periods; (v) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (vi) with respect to all Straddle Periods, all Taxes of the Company that are allocable to the Pre-Closing Tax Period. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Notwithstanding anything to the contrary herein, (A) the Buyer Indemnitees’ sole remedy for Losses with respect to breaches of any of the representations and warranties contained in Section 3.22 (other than Section 3.22(k), (l), (m) or (o)) shall be limited to Taxes of the Company for Pre-Closing Tax Periods (together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith); (B) the Buyer Indemnitees shall not be entitled to any indemnification for Losses with respect to Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business; (C) the Buyer Indemnitees shall not be entitled to any indemnification for Losses with respect to Taxes arising out of or attributable to the breach by a Buyer of any of its covenants, agreements, undertakings or obligations in this Agreement regarding Tax matters; and (D) the Buyer Indemnitees shall not be entitled to any indemnification for Losses with respect to Taxes to the extent such Taxes shown due and owing were taken into account as liabilities in computing the Closing Working Capital.

Section 6.03    Tax Returns.

(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are shown due and payable on such Tax Returns on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)    Seller, at its expense, shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period ending on or before the Closing Date (“Pre-Closing Return”). Unless otherwise required by Law, any such Pre-Closing Return shall be prepared in a manner consistent with past practice of the Company and without a change of any election or any accounting method. Seller shall submit to Buyers drafts of all Pre-Closing Returns (together with schedules, statements and, to the extent requested by Buyers, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Pre-Closing Return or at least fifteen (15) days prior to the due date of such Pre-Closing Return with respect to any Tax Returns that are required to be filed within thirty (30) days after the Closing Date. If Buyers objects to any item on any such Pre-Closing Return, it shall, within ten (10) days after delivery of such Pre-Closing Return or within five (5) days after delivery of any such Pre-Closing Return required to be filed within thirty (30) days after the Closing Date, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice (or within five (5) days after receipt by Seller of such notice with respect to any Pre-

Closing Return required to be filed within thirty (30) days after the Closing Date), the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require (or within five (5) days of having the item referred to it with respect to any Pre-Closing Return required to be filed within thirty (30) days after the Closing Date). If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyers and Seller.

(c)    Buyers, at their expense, shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company for a Straddle Period (“Straddle Returns”). Unless otherwise required by Law, any such Straddle Returns shall be prepared in a manner consistent with past practice of the Company and without a change of any election or any accounting method. Buyers shall submit to Seller drafts of all Straddle Returns (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Straddle Return or at least fifteen (15) days prior to the due date of such Pre-Closing Return with respect to any Tax Returns that are required to be filed within thirty (30) days after the Closing Date. If Seller objects to any item on any such Straddle Return, it shall, within ten (10) days after delivery of such Straddle Return (or within five (5) days after delivery of any such Straddle Return required to be filed within thirty (30) days after the Closing Date), notify Buyers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Seller are unable to reach such agreement within ten (10) days after receipt by Buyers of such notice (or within five (5) days after receipt by Buyers of such notice with respect to any Straddle Return required to be filed within thirty (30) days after the Closing Date), the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require (or within five (5) days of having the item referred to it with respect to any Pre-Closing Return required to be filed within thirty (30) days after the Closing Date). If the Independent Accountant is unable to resolve any disputed items before the due date for such Straddle Return, the Straddle Return shall be filed as prepared by Buyers and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyers and Seller.

Section 6.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the open of business on the Closing Date.

Section 6.05    Contests. Buyers agrees to give prompt written notice to Seller of the receipt of any written notice by the Company, Buyers or any Buyer Affiliate which involves the assertion of any claim, or the commencement of any Action in respect of which an indemnity may be sought by Buyers pursuant to this Article VI or in respect of any Pre-Closing Tax Period or Straddle Period of the Company (a “Tax Claim”); provided that failure to comply with this provision shall not affect Buyers’ right to indemnification hereunder except to the extent that Seller or a Seller Related Party is materially prejudiced by such failure. Seller shall have the right to control the contest or resolution of any Tax Claim with respect to any taxable period ending on or before the Closing Date; provided, however, that Seller shall obtain the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim if the resolution or settlement of such claim would increase the Tax liability of any Buyer or the Company in a taxable period that ends after the Closing Date, or ceasing to defend such claim; and provided further, that Buyers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyers. Buyers shall have the right to control the contest or resolution of any Tax Claim with respect to any Straddle Period; provided, however, that Buyers shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim if the resolution or settlement of such claim would increase the Tax liability of Seller or any Seller Related Party or result in an indemnification obligation owing by Seller or Seller Related Party to a Buyer Indemnitee pursuant to this Article VI or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06    Cooperation and Exchange of Information. Seller and Buyers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any Action in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to Tax rulings or other determinations by Governmental Authorities. Each of Seller and Buyers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyers (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07    Tax Refunds. Seller shall be entitled to any refunds received for Taxes paid or credits for Tax overpayments for any taxable period or portion thereof of the Company ending on or prior to the Closing Date, including any refunds or credits allocable to the portion of the Straddle Period up to the including the Closing Date (each, a “Company Tax Refund”), in each case net of expenses incurred by Buyers or the Company in connection with obtaining such refund and along with any interest paid by the relevant Governmental Authority with respect thereto but only to the extent such Company Tax Refund was not taken into account as assets in computing the Closing Working Capital. Any such refunds or credits to which Seller is entitled that are received by Buyers, the Company or any their Affiliates after the Closing Date, whether by offset, credit, receipt of payment or otherwise, shall be caused by Buyers and the Company to be paid to Seller within five (5) Business Days after receipt thereof, offset or credit, as applicable. Buyers and the Company shall cooperate with Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims.

Section 6.08    Tax Treatment of Purchase of LLC Interests and Distributed Company Assets; Purchase Price Allocation.

(a)    For U.S. federal and state income tax purposes, the parties intend to treat all consideration paid hereunder to Seller as received from Buyers in exchange for the assets of the Company. The parties agree to file (and to cause the Company to file) all Tax Returns consistent with the foregoing treatment and not to take any position inconsistent therewith in connection with any audit, examination, judicial or administrative proceeding or controversy with any applicable Tax authority, including the Internal Revenue Service, unless otherwise required by applicable Law.

(b)    Buyers, the Company, and Seller agree that the Purchase Price paid to Seller and the liabilities of the Company (plus other relevant items) allocable to the Distributed Company Assets and the remaining assets of the Company will be allocated for all purposes (including Tax and financing accounting) in accordance with the methodology set forth on Exhibit C. Within one hundred twenty (120) days after the Closing Date Buyers shall prepare and submit to Seller an allocation schedule prepared in accordance with the provisions of this Section 6.08(b) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Exhibit C and with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate). The Allocation Schedule shall be final and binding on the parties unless, within thirty (30) business days after delivery thereof to Seller, Seller delivers a written notice to Buyers of its objections to the Allocation Schedule, in which case Buyers and Seller shall attempt in good faith to resolve such dispute between them. If Buyers and Seller are unable to resolve such dispute within thirty (30) calendar days thereafter, then Buyers and Seller shall submit all such disputed items for resolution to the Independent Accountant in accordance with the provisions of Section 1.03(c). In the case of such dispute, the Independent Accountants shall be directed to resolve any disputes consistent with Section 6.08(b). Buyers, the Company, and Seller shall file all Tax Returns (including IRS Form 8594 and amended returns and claims for refund) and information reports in a manner consistent with such allocation and shall not take any position inconsistent therewith in connection with any audit, examination, judicial or administrative proceeding or controversy with any applicable Tax authority, including the Internal Revenue Service, unless otherwise required by applicable Law.

(c)    For the avoidance of doubt, Buyers expressly assume from Seller and the Company the liability to pay the Bonus Pool Amount. Buyers and Seller hereby agree (i) to the express assumption of the liability to pay the Bonus Pool Amount and the inclusion of such amounts as amounts realized by Seller that will be included within the allocation pursuant to Section 6.08(b) and (ii) that the Bonus Pool Amount shall be deductible by the Seller (or its appropriate Person as a “disregarded entity” for tax purposes) on its income Tax Return for the taxable period that includes the Closing Date to the extent the liability for the Bonus Pool Amount is accrued and taken into account in the calculation of the Purchase Price in accordance with Section 1.02. Buyers hereby agree not to take any position inconsistent with the Bonus Pool Amount being deductible by Seller in accordance with the previous sentence in any Tax Return, in any Tax refund claim or in any administrative or judicial proceeding related thereto.

Section 6.09    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI, Article VIII, or otherwise under this Agreement shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.10    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.11    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern. For the avoidance of doubt, Section 6.02 and not Section 8.02 shall apply in determining the indemnification obligations of for Taxes (including indemnification for Losses resulting from breaches of representations and warranties under Section 3.22).

Article VII

CONDITIONS TO CLOSING

Section 7.01    Closing Conditions of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    The filings of Buyers and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02    Closing Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.04 and Section 3.26, the representations and warranties of Seller contained in this Agreement, the other Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.04 and Section 3.26 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date.

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)    No Action shall have been commenced or threatened in writing against a Buyer, Seller or the Company, which seeks to prevent or restrain the consummation of the transaction contemplated hereunder.

(e)    Seller shall have delivered to Buyers the deliverables pursuant to Section 2.02(a).

(f)    The Company shall have received all approvals, consents and waivers that are listed in Section 3.03(a) and Section 3.03(b) of the Seller Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyers, executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing, and no such approval, consent or waiver shall have been revoked.

(g)    The Company shall have (i) terminated the employment of the Persons listed in Section 7.02(g) of the Buyers Disclosure Schedule and (ii) terminated or transferred to an Affiliate of Seller the Contracts listed in Section 7.02(g) of the Buyers Disclosure Schedule without any continuing Liability to the Company and shall have delivered to Buyers documentary evidence of the such terminations and/or transfers.

(h)    To ensure Buyers’ continued supply of Products from Seller’s exclusive contract manufacturer, and to continue to meet the terms of the Chemistry, Manufacturing and Control Sections and/or Drug Master Files with respect to the existing approved ANDAs and pending ANDAs being acquired by Buyers, an affiliate of Buyers shall consummate the acquisition of Seller’s exclusive contract manufacturer, Wintac, simultaneously with the Closing of this transaction.

Section 7.03    Closing Conditions of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyers contained in Section 4.01 and Section 4.03, the representations and warranties of each Buyer contained in this Agreement, the other Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of each Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date.

(b)    Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyers shall have delivered to Seller the deliverables pursuant to Section 2.02(b).

(d)    The closing of the transaction set forth in Section 7.02(h) shall be consummated simultaneously with the Closing of this transaction.

Article VIII

INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided that the representations and warranties in (i) Section 3.01, Section 3.02(a), Section 3.04, Section 3.26, Section 4.01 and Section 4.03 (collectively, the “Fundamental Representations”) shall survive the Closing and remain in full force and effect until the date that is the sixth anniversary of the Closing Date and (ii) Section 3.18 and Section 3.23 shall survive the Closing and remain in full force and effect until the date that is the second anniversary of the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) that are required to be performed by any Person on or prior to the Closing Date shall survive the Closing for a period of twelve months after the Closing Date. The covenants and agreements herein that are required to be performed after the Closing Date shall survive the Closing in accordance with their respective terms. Neither Seller, Seller Related Parties nor Buyer shall have any obligations or liabilities for any Losses except as to any claims asserted in good faith with reasonable specificity (to the extent known at such time) pursuant to Section 8.05 prior to the expiration date of the applicable survival period, provided that if a claim is asserted prior to the expiration of the applicable survival period as aforesaid, such claim shall not thereafter be barred by the expiration of the relevant representation or warranty or covenant and shall survive until finally resolved.

Section 8.02    Indemnification By Seller and the Seller Related Parties. Subject to the other terms and conditions of this Article VIII, Seller and the Seller Related Parties, jointly and severally, shall indemnify and defend each Buyer and their respective Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach (or alleged breach if asserted by a third party) of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Seller Related Parties pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)    any Indebtedness as of the Closing Date to the extent not paid at Closing in accordance with Section 1.02(b)(ii);

(d)    any Transaction Expense to the extent not paid at Closing in accordance with Section 1.02(b)(iii); or

(e)    any claims by employees of the Company listed in Section 7.02(g) of the Buyers Disclosure Schedule who did not execute and deliver to the Company, or has revoked, an Employee Release and any claims arising out of Section 3.20(d) of the Seller Disclosure Schedule.

Section 8.03    Indemnification By Buyers. Subject to the other terms and conditions of this Article VIII, Buyers shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyers pursuant to this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Other than with respect to Losses resulting from Fraud or a breach of Fundamental Representations, Seller and the Seller Related Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $796,250 (the “Deductible”), in which event Seller and Seller Related Parties in the aggregate shall be required to pay or be liable only for all such Losses in excess of the Deductible. Other than with respect to Losses resulting from Fraud or a breach of Fundamental Representations, (i) any amount of Losses payable to any Buyer Indemnitee in respect of indemnification under Section 8.02(a) shall be paid solely and exclusively from the Indemnification Escrow Fund in accordance with the terms hereof and of the Escrow Agreement; and (ii) Seller’s and Seller Related Parties’ liability for indemnification of Losses pursuant to Section 8.02(a) shall be limited, in the aggregate, to the Indemnification Escrow Fund (the “Cap”). Notwithstanding anything contained herein to the contrary Seller and Seller Related Parties maximum aggregate liability for indemnification for Losses in respect of indemnification under Section 8.02(a), including from a breach of any Fundamental Representation, or Article VI (other than Losses resulting from Fraud), shall not exceed, in the aggregate, the Base Purchase Price.

(b)    Without limiting the effect of any other limitation contained in this Article VIII, for purposes of computing the amount of any Losses incurred by the Buyer Indemnitees under this Article VIII, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by Buyer Indemnitees in connection with such Losses or any of the circumstances giving rise thereto (it being understood that the Buyer Indemnitees shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements, but the possibility of recovering such amounts shall in no way delay the resolution or payment of any indemnification under this Article VIII), net of costs and expenses incurred by the Buyer Indemnitees in connection with such recoveries. If the Buyer Indemnitees receive any insurance proceeds, indemnification payments, contribution payments or reimbursements for any Losses subsequent to an applicable indemnification payment under this Article VIII, then such member of the Buyer Indemnitees shall promptly reimburse Seller for any indemnification payment previously made up to the amount received by the Buyer Indemnitees, net of any expenses incurred by the Buyer Indemnitees in collecting such amount.

Section 8.05    Indemnification Procedures.

(a)    Any party seeking indemnification under this Article VIII (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (the “Indemnifying Party”) notice (a “Claims Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right to indemnification under this Agreement, within 30 days of such determination, stating in reasonable detail, to the extent feasible, the nature of the claim and a good-faith reasonable estimate of the Loss. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b)    Third-Party Claims. Any Indemnified Party shall notify the Indemnifying Party by providing a Claims Notice after receiving notice of any potential or actual assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnified Party is seeking indemnification under this Agreement from the Indemnifying Party. The Claims Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Third-Party Claim to which the Claims Notice pertains and the basis for indemnification, and will include copies of all notices and documents (including court papers) served on or received by the Indemnified Party in connection with the Third-Party Claims. The Indemnifying Party shall have the right to participate in, or if it has acknowledged in writing that such Third-Party Claim is within the scope of its indemnification obligations hereunder, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller or the Seller Related Parties, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party or (y) would exceed the Cap. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller or the Seller Related Parties, as applicable, and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim, and shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among Seller, Buyers, their respective employees and Representatives to be made so as to preserve applicable attorney-client or work-product privileges.

(c)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed); provided that no consent shall be required if such settlement includes an unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and provides solely for the payment of monetary damages for which the Indemnified Party will be indemnified under this Agreement.

(d)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party providing a Claims Notice to the Indemnifying Party. The Indemnifying Party shall have twenty (20) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such twenty (20)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06    Payments; Indemnification Escrow Funds.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to Article VI or this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or adjudication in the case where the Buyer is the Indemnifying Party, by wire transfer of immediately available funds, and in the case where the Seller is the Indemnifying Party delivery of joint written instructions directing the Escrow Agent to release such amount of the Escrow funds to satisfy the Loss or, to the extent the Loss is not related to an indemnification claim that is limited to the Indemnification Escrow Fund, by wire transfer or immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment, or delivery of written instructions to the Escrow Agent, of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)    Any Losses payable to a Buyer Indemnitee pursuant to Article VI or this Article VIII shall be satisfied: (i) first from the Indemnification Escrow Fund; and (ii) subject to the limitations set forth in Section 8.04(a), to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, then from Seller or the Seller Related Parties; provided that in such event, the Buyer Indemnitee shall first look to Veerappan Subramanian to satisfy such Loss and then to Anu and Ilango. Buyers and Seller agree to execute and deliver to the Escrow Agent, within two (2) Business Days of the date a Loss is agreed to or finally adjudicated to be payable pursuant to Article VI or this Article VIII, joint written instructions directing the release of Indemnification Escrow Funds in accordance with such agreement of final adjudication.

(c)    The Escrow Agreement shall provide that on the first Business day after the eighteen (18) month anniversary of the Closing (the “Initial Escrow Release Date”), the Escrow Agent shall release to Seller the sum of the remaining amounts in the Indemnification Escrow Fund plus all interest accrued on amounts in the Indemnification Escrow Fund as of the Initial Escrow Release Date, less (i) $5,000,000 plus (ii) the aggregate amount of all Unresolved Claims, and on the first Business Day after the twenty fourth (24th) month anniversary of the Closing Date, the Escrow Agent shall release to Seller the remaining amounts in the Indemnification Escrow Fund minus the aggregate amount of all Unresolved Claims. The Indemnification Escrow Funds retained shall be released by the Escrow Agent (to the extent not utilized to pay a Buyer Indemnitee for any such Losses resolved in favor of a Buyer Indemnitee) upon their resolution in accordance with Article VI or this Article VIII and the terms of the Escrow Agreement

(d)    Each Person that brings a claim for indemnification under this Article VIII shall use commercially reasonable efforts to mitigate any liability or Losses that such Person asserts under this Article VIII.

Section 8.07    Tax Treatment of Indemnification Payments; No Right of Contribution.

(a)    All indemnification payments made under this Agreement, including under Section 6.09, shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(b)    The Indemnifying Party shall not have any right of contribution, indemnification or right of advancement from the Company with respect to any loss claimed by an Indemnified Party.

Section 8.08     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be, except as otherwise set forth in Section 10.04(b).

Section 8.09    No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the Post-Closing adjustments under Section 1.03.

Section 8.10    Exclusive Remedies. Subject to Section 5.07 and Section 10.11, from and after the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Article VIII shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

Article IX

TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyers;

(b)    by Buyers by written notice to Seller if:

(i)    Buyers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and, if capable of cure, such breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller’s receipt of written notice of such breach from Buyers; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or become incapable of being fulfilled by the ten (10) month anniversary of the date of this Agreement (the “Outside Date”), unless such failure shall be due to the failure of a Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyers if:

(i)    neither Seller nor any Seller related Party is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyers within 30 days of Buyers’ receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller or a Seller Related Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyers or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX and Article X hereof;

(b)    that nothing herein shall relieve any party hereto from liability for any willful and material breach of any provision hereof; and

(c)    the Confidentiality Agreement shall survive any termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or the Seller Related Parties:	Mendham Holdings, LLC 300 Franklin Square Drive Somerset, NJ 08873
	Fax: Email: Attention:	732 554 1010 ask@gavisllc.com Arshad Kagalwalla

with a copy (which will not constitute notice) to:	Anu Radha Subramanian General Counsel Mendham Holdings LLC 300 Franklin Square Drive Somerset, NJ 08873
	E-mail: Attention:	ars@gavisllc.com Anu Radha Subramanian

with a copy (which will not constitute notice) to:	Duane Morris LLP 100 High Street Suite 2400 Boston, MA 02110
	Facsimile: E-mail: Attention:	+1 (857) 401-3064 mbshulkin@duanemorris.com frball@duanemorris.com Martin B. Shulkin Frederick R. Ball

If to EVL:	Endo Ventures Limited First Floor, Minerva House Simmonscourt Road Ballsbridge Dublin 4 Ireland
	Facsimile: E-mail: Attention:	+ 353 268 2029 dunlea.orla@endo.com International Legal Department

with a copy (which will not constitute notice) to:	K&L Gates LLP 599 Lexington Avenue New York, NY 10022
	Facsimile: E-mail: Attention:	+1 (212) 536-3901 whitney.smith@klgates.com calvina.bostick@klgates.com Whitney John Smith Calvina Bostick

If to PPI:	Par Pharmaceutical, Inc. 6 Ram Ridge Road Chestnut Ridge, NY 10977
	Facsimile: E-mail: Attention:	+1 (845) 573-5600 Par.NoticeDept@parpharm.com Legal Department

with a copy (which will not constitute notice) to:	K&L Gates LLP 599 Lexington Avenue New York, NY 10022
	Facsimile: E-mail: Attention:	+1 (212) 536-3901 whitney.smith@klgates.com calvina.bostick@klgates.com Whitney John Smith Calvina Bostick

Section 10.03    Rules of Construction.

(a)    When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

(b)    The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(c)    The term “including” is not limiting and means “including, without limitation.”

(d)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are disclosed to Buyers, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, except that for purposes of determining the accuracy of any representation and warranty, such reference shall only be to such statute or regulation as in effect on the date the representation and warranty was made and (iii) references to “Sections,” “Schedules” or “Exhibits” are to sections, schedules or exhibits, as applicable, of this Agreement.

(e)    Unless otherwise expressly provided herein, “dollars” or “$” means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

(f)    This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties and their Representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

Section 10.04    Disclosure Schedules.

(a)    The Seller Disclosure Schedule and the Buyers Disclosure Schedule referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement. The Company is responsible for preparing and arranging the Seller Disclosure Schedule and Buyers are responsible for preparing and arranging the Buyers Disclosure Schedule. Nothing in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another Disclosure Schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgement to any third party that such information is required to be listed in the Disclosure Schedules or that such items are material. The disclosure of any item in one section of the Disclosure Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to all other representations and warranties to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

(b)    From time to time prior to the Closing Date, Seller shall supplement, or amend and deliver updates to the Seller Disclosure Schedule (each a “Schedule Update”) that are necessary to complete, update or correct any information in such Seller Disclosure Schedule, or in any representation or warranty of Seller that has been rendered inaccurate since the date of this Agreement. Notwithstanding the foregoing, a Schedule Update shall not be given effect for the purpose of determining whether the condition of Closing in Section 7.02(a) has been satisfied and shall not limit Buyers’ termination right set forth in Section 9.01(b)(i); provided however, that in the event any Schedule Update would result in Buyers’ condition to Closing set forth in Section 7.02(a) to not be met and Buyers choose to consummate the transactions, Buyers shall be deemed to have irrevocably waived any right to indemnification pursuant to Article VIII with respect to such Schedule Update.

Section 10.05    Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (iii) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.06    Entire Agreement. This Agreement (including Annex A) and the other Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that each Buyer may assign or delegate any or all rights or obligations hereunder to an Affiliate; and provided, further, that each Buyer may assign or delegate any or all of its rights or obligations hereunder, including its rights under Article VI and Article VIII, to any subsequent purchaser all or substantially all of such Buyer’s assets.

Section 10.08    No Third-Party Beneficiaries. Except as provided in Section 6.01(b) and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Arbitration.

(a)    This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of New York, without regard to conflict of laws principles that would result in the application of the law of any other jurisdiction.

(b)    Except as to matters falling within the limited expert determination provisions set out above in Section 1.03(c)(iii) and without limiting any party’s right to seek specific performance or injunctive relief, in the event of any controversy or claim arising out of or relating to this Agreement, including the validity or breach thereof (“Dispute”), the parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, shall attempt to reach a satisfactory solution; and if the parties do not resolve their Dispute or any portion thereof within a period of twenty-one (21) days after written notice of the Dispute by either party to the other, the Dispute shall be finally and bindingly settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with the provisions of its International Arbitration Rules then in force. All such negotiations contemplated hereunder are confidential and shall be treated as compromise and settlement negotiations under applicable Law.

(c)    Any Dispute submitted to arbitration under this Section 10.10 shall be decided by a sole arbitrator, provided however that if the amount of a claim, exclusive of interest and attorneys’ fees, exceeds $5 million (or is unknown), or if relief other than damages is sought, then the Dispute shall be decided by three (3) arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator shall be jointly selected by the parties. If the parties fail to agree on the sole arbitrator within twenty-one (21) days after the commencement of the arbitration, such appointment shall be made by the ICDR. If the arbitration is to be conducted by three (3) arbitrators, each party shall appoint one arbitrator. If a party fails to appoint an arbitrator within twenty-one (21) days of the commencement of the arbitration, such appointment shall be made by the ICDR. The two arbitrators appointed in accordance with the preceding sentences shall appoint the third arbitrator, who shall be the chairman of the tribunal. If the two arbitrators fail to appoint the third arbitrator within twenty-one (21) days of the appointment of the second of the two arbitrators, the appointment of the third arbitrator shall be made by the ICDR.

(d)    For purposes of Section 10.10(a), Section 10.10(b), and Section 10.10(c) above, Seller and the Seller Related Parties (“Seller Group”) shall be deemed to be the same party, such that Seller Group shall only have the right to appoint one arbitrator between them under Section 10.10(c), with the right to make such appointment accruing to whichever of Seller Group acts first to make the appointment or is named first as claimant or respondent, along with the obligation make the appointment within twenty-one (21) days of the commencement of the arbitration.

(e)    The place of arbitration shall be New York, New York, and the language of the arbitration shall be English.

(f)    In addition to the International Arbitration Rules, the parties agree that the arbitration shall be conducted in accordance with the IBA Rules on the Taking of Evidence in International Arbitration as current on the date of the commencement of any arbitration.

(g)    In addition to the authority conferred upon the tribunal by the above-designated rules, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the tribunal shall have the power to grant any provisional measure deemed appropriate, including provisional injunctive relief. Any provisional measures ordered by the tribunal may, to the extent permitted by applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such by the tribunal or by court order.

(h)    The tribunal may award to the prevailing party, if any, as determined by the tribunal, its costs and expenses, including attorneys’ fees.

(i)    Judgment upon any award rendered by the tribunal.

(j)    With respect to any proceedings commenced under or in accordance with to this Section 10.10, each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.02 of this Agreement. Nothing in this Section 10.10 shall affect the right of any party to serve process in any other manner permitted by applicable Law.

(k)    No information concerning any arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any party except to the extent necessary to enforce the arbitration agreement or award, or required by Law. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any third party (other than a witness or expert), except as may be required by law. Nothing in this Section 10.10(k) shall limit any obligations imposed by Section 5.07.

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

ENDO VENTURES LIMITED

By	/s/ Francois-Xavier Goosens
Name:	Francois-Xavier Goosens
Title:	Attorney-in-Fact for Endo Ventures Limited

PAR PHARMACEUTICAL, INC.

By	/s/ Paul Campanelli
Name:	Paul Campanelli
Title:	Chief Executive Officer

MENDHAM HOLDINGS, LLC

By	/s/ Veerappan Subramanian
Name:	Veerappan Subramanian
Title:	President and Chief Executive Officer

SELLER RELATED PARTIES

/s/ Veerappan Subramanian
Veerappan Subramanian

/s/ Anu Radha Subramanian
Anu Radha Subramanian

/s/ Ilango Subramanian
Ilango Subramanian

[Signature Page to MIAPA]

Annex A

Definitions

“125 Plan” has the meaning set forth in Section 5.09.

“401(k) Plan” has the meaning set forth in Section 5.09.

“Accounting Principles” means the accounting principles to be used for purposes of calculating Cash, Indebtedness and Closing Working Capital, as set forth in Exhibit B.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, lawsuit, arbitration, proceeding, litigation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity by or before any court or other Governmental Authority or arbitral body.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AIP Policy” has the meaning set forth in Section 3.18(k).

“Allocation Schedule” has the meaning set forth in Section 6.01(a).

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale and all other agreements and certificates executed and delivered by or on behalf of the Company, any officers of the Company in their capacity as such, or any of the members in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

“ANDA” has the meaning set forth in Section 3.18(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

“Anu” has the meaning set forth in Section 5.08(a).

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Base Purchase Price” has the meaning set forth in Section 1.02(a).

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“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Bill of Sale” means a bill of sale evidencing the distribution of the Distributed Company Assets from the Company to Seller.

“Bonus” has the meaning set forth in Section 5.10.

“Bonus Pool” has the meaning set forth in Section 5.10.

“Bonus Pool Amount” has the meaning set forth in Section 2.02(a)(xiv).

“Bonus Recipient” has the meaning set forth in Section 5.10.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” or “Buyers” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyers Disclosure Schedule” means the disclosure schedule delivered by Buyers concurrently with the execution and delivery of this Agreement.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash” means the sum of all of the Company’s cash (net of outstanding checks), and cash equivalents (including the fair market value of any marketable securities and short term investments) and demand deposits or similar accounts, determined as of the open of business on the Closing Date in accordance with the Accounting Principles.

“cGMPs” means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA in accordance with FDA regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended and in effect from time to time.

“Claims Notice” has the meaning set forth in Section 8.05(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Adjustment” has the meaning set forth in Section 1.03(a)(ii).

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.03(a)(i).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Payment” has the meaning set forth in Section 1.02(b)(v).

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid

Annex-2

as of the open of business on the Closing Date, including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed.

“Closing Working Capital” means: (i) the Current Assets of the Company, less (ii) the Current Liabilities of the Company, determined as of the open of business on the Closing Date in accordance with the Accounting Principles.

“Closing Working Capital Statement” has the meaning set forth in Section 1.03(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Products” means each product listed in Section 5.08(a) of the Seller Disclosure Schedule under the heading “Commercial Products”.

“Company” has the meaning set forth in the recitals.

“Company Debtor” has the meaning set forth in Section 3.06(c).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding off the shelf, shrink wrap, or click-wrap licenses, and/or other licenses for commercially available software under $50,000.

“Company IP Registrations” means all Company Owned Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company Tax Refund” has the meaning as set forth in Section 6.07.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 6, 2017 by and among Par Pharmaceutical, Inc., Somerset Therapeutics LLC, and Veego Pharma, LLC.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, Inventory and prepaid expenses, but excluding (i) the portion of any prepaid expense of which Buyers will not receive the benefit following the Closing, (ii) deferred Tax assets, (iii) Inventory with a remaining shelf life that is less than fourteen (14) months and (iv) receivables aged more than one hundred fifty (150) days from the date of invoice or from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates determined in accordance with the Accounting Principles.

Annex-3

“Current Liabilities” means accounts payable, accrued Taxes (other than income Taxes) and accrued expenses, but excluding deferred Tax liabilities, Transaction Expenses and the current portion of long term debt, determined in accordance with the Accounting Principles.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(d).

“Disclosure Schedules” has the meaning set forth in Section 10.04.

“Dispute” has the meaning set forth in Section 10.10(b).

“Disputed Amounts” has the meaning set forth in Section 1.03(c)(iii).

“Distributed Company Assets” means all Company Owned Intellectual Property, the economic interest in all of the Product ANDAs, and all of the Company’s Inventory.

“Employee Release” means a release agreement in a form attached hereto as Exhibit D.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and ISRA.

Annex-4

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyers, Seller and the Escrow Agent at the Closing, as mutually agreed by the parties and with customary terms for similar transactions.

“Estimated Closing Working Capital” has the meaning set forth in Section 1.03(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 1.03(a)(i).

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq.

“Filed ANDA” has the meaning set forth in Section 3.18(a).

“Filing Party” has the meaning set forth in Section 5.04(b).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Fraud” means the intentional misrepresentation or intentional omission of a material fact by a party with the intent to deceive.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Annex-5

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICDR” has the meaning set forth in Section 10.10(b).

“Ilango” has the meaning set forth in Section 5.08(a).

“Indebtedness” means, without duplication and with respect to the Company, all (i) indebtedness for borrowed money, including amounts owed to Veego Pharma, LLC or Mendham Holdings, LLC; (ii) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (vii) bonuses, change of control, severance or similar payable in connection with, or as a result of, the consummation of the transactions contemplated by this Agreement, other than the Bonus Pool; (viii) Liabilities arising out of or related to the termination or transfer of Contracts pursuant to Section 7.02(g); (ix) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (viii); and (x) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (ix); provided, however, that in no event will the definition of Indebtedness include any amount included in the definition of Closing Working Capital, all as determined with in accordance with the Accounting Principles.

“Indemnification Escrow Amount” means $7,500,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 1.02(b)(i)(A).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means either Klynveld Peat Marwick Goerdeler (KPMG) or if KPMG is not independent at the time of engagement, or is unwilling or unable to serve in such capacity, such other US nationally recognized accounting firm as mutually agreed by the parties.

“Initial Escrow Release Date” has the meaning set forth in Section 8.06(c).

Annex-6

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Inventory” has the meaning set forth in Section 3.12.

“ISRA” means the New Jersey Industrial Site Recovery Act, New Jersey Statutes §§ 13:1D-1, et seq., 13:1K-6, 58:10-23.11a, et seq. and New Jersey Admin. Code, Title 7, Chapter 26B.

“Knowledge of Seller or Seller’s Knowledge” means facts or other information actually known by a Seller Related Party or Arshad Kagalwalla or which an individual in such position would reasonably be expected to discover following inquiry of a type that would reasonably be expected to be made by such individual in the prudent exercise of such individual’s job functions or duties.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.09(c).

“Liabilities” means any debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfix.

“LLC Interests” has the meaning set forth in the recitals.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the

Annex-7

cost of investigation and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of the Company taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company operates; (C) any changes in financial, banking or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any changes in applicable Laws or accounting rules, including GAAP; (F) the negotiation, announcement, pendency or consummation of the execution of this Agreement, or performance of the obligations hereunder; or (G) acts of God, pandemics, earthquakes, hurricanes or other natural disasters: provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (A) through (G) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Maximum Working Capital Threshold” has the meaning set forth in Section 1.03(a)(ii).

“Minimum Working Capital Threshold” has the meaning set forth in Section 1.03(a)(ii).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Organizational Documents” means the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documents of an entity.

“Outside Date” has the meaning set forth in Section 9.01(b)(ii).

“Payoff Letters” means letters from each Person to whom the Company owes Indebtedness (i) specifying the aggregate amount required to be paid in order to repay in full the Indebtedness related to such Payoff Letter (including any and all accrued but unpaid interest and prepayment penalty obligations due upon repayment) and payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date and (ii) includes customary undertakings to release in full, upon payment of the amounts set forth in such Payoff Letters, all Encumbrances securing the Indebtedness related to such Payoff Letter and to promptly prepare and file with the appropriate governmental and other offices such instruments as may be required to effect or evidence such release.

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“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity

“Pipeline Products” means each product listed in Section 5.08(a) of the Seller Disclosure Schedule under the heading “Pipeline Products”.

“Post-Closing Adjustment” has the meaning set forth in Section 1.03(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on or after the Closing Date.

“Pre-Closing Return” has the meaning set forth in Section 6.03(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Products” means (i) all Commercial Products and (ii) all Pipeline Products.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchase Price Adjustment Escrow Amount” means $250,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 1.02(b)(i)(B).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.03(c)(ii).

“Restricted Business” means the development, manufacture, market, or sale, directly or indirectly, of a product listed in Section 5.08(a) of the Seller Disclosure Schedule; provided however, new product applications approved under Section 505(b)(2) or products marketed under 503B under the FDCA shall not be included in this definition of “Restricted Business” so long as such products (i) are a different strength, dosage form, or route of administration and (ii) are not, when approved, commercially substitutable for a product listed in Section 5.08(a) of the Seller Disclosure Schedule.

“Review Period” has the meaning set forth in Section 1.03(c)(i).

“Schedule Update” has the meaning set forth in Section 10.04(b).

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Group” has the meaning set forth in Section 10.10(d).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Related Parties” has the meaning set forth in the preamble.

“Statement of Objections” has the meaning set forth in Section 1.03(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.03(b).

“Straddle Returns” has the meaning set forth in Section 6.03(c).

“Subsidiary” means any corporation, limited liability company, partnership, trust or other entity of which the Company owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Territory” means the United States and India.

“Third-Party Claim” has the meaning set forth in Section 8.05(b).

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including attorneys’, accountants’ and investment bankers’ fees.

“Undisputed Amounts” has the meaning set forth in Section 1.03(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Unresolved Claims” means, as of any date of determination, claims for indemnification under Article VI or Article VIII asserted but not resolved prior to such date of determination.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wintac” means Wintac Limited, an Indian company.

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